Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact: Jeffrey N. Boyer Executive Vice President -
Chief Financial Officer
(972) 409-1581

Annalise Carol
Vice President
Robinson Lerer & Montgomery
(212) 484-7237

Michaels Stores, Inc. Declares First-Ever Quarterly

Dividend and Expands Stock Repurchase Plan

—Dividend of $0.10 Per Share Reflects Growing Long-Term Value, Benefits of New

Tax Policies and Commitment to Broadening Shareholder Base—

IRVING, Texas, June 19, 2003 – Michaels Stores, Inc. (NYSE: MIK) announced today that its Board of Directors has declared its first-ever quarterly cash dividend of $0.10 per share, to be payable July 30, 2003, to shareholders of record at the close of business on July 15, 2003, reflecting the Company’s growing long-term value and its commitment to encouraging long-term investment by a diverse shareholder base.

     The Company also announced that the Board has approved the repurchase of up to one million additional shares of its Common Stock under a new Stock Repurchase Program. This brings the total shares authorized for repurchase to 1.6 million. Since June 1998, the Company has repurchased approximately 14.7 million shares of its Common Stock and currently has 66.6 million shares outstanding.

     “Declaring this dividend is a vote of confidence in Michaels’ future and an important step forward in the Company’s emergence as a major national retailer and growth company with a strong financial foundation,” stated Charles J. Wyly, Jr., Chairman of the Board of Directors. “Recent tax code changes make it possible to employ dividends to add value and to broaden and diversify our investor base, even as we continue to improve our infrastructure, invest in growth opportunities and satisfy our capital requirements.”

     Michael Rouleau, Chief Executive Officer, stated, “With these steps, Michaels is building on its proven history of delivering investor value through consistent growth in sales, margins, earnings, and return on equity. Our payment of dividends and expanded stock repurchase program will provide us with additional avenues for generating shareholder value as we continue to pursue growth opportunities including additional infrastructure and system improvements, an expanded store base and new retailing concepts.”

     Michaels Stores, Inc. (www.michaels.com) is the world’s largest retailer of arts, crafts, framing, floral, decorative wall decor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 776 Michaels stores in 48 states and Canada, 154 Aaron Brothers stores, located primarily on the West Coast, one ReCollections store in Frisco, Texas, and one wholesale operation in Dallas, Texas.

Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, customer demand and trends in the arts and crafts industry,

8000 Bent Branch Drive • Irving, Texas 75063
972/409•1300

related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors’ locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 Bent Branch Drive • Irving, Texas 75063
972/409•1300